EXHIBIT 14

CODE OF ETHICS AND BUSINESS CONDUCT

INTRODUCTION

This Code of Ethics and Business Conduct (this “Code”) applies to Texas Regional Bancshares, Inc. and its consolidated subsidiaries (collectively, the “Company”).

Ethics are important to the Company and its stockholders, directors, employees and customers. The Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity. To do so, the Company expects the highest possible ethical conduct from its directors, principal executive officer, senior financial officers and all employees of the Company.

We expect the Company’s employees and officers (collectively, “employees”) and members of its Board of Directors to use sound judgment to help us maintain appropriate compliance procedures and to carry out our business with honesty and in compliance with laws and high ethical standards. Each employee and director should read this Code and demonstrate personal commitment to the standards set forth in this Code. Employees and directors who do not comply with the standards set forth in this Code may be subject to discipline based upon the nature of the violation. For employees, this discipline could, in appropriate circumstances, mean the termination of your employment with the Company.

This Code is not a contract and is not intended as a detailed guide for all situations you may face. Any questions about this Code or the appropriate course of conduct in a particular situation should be directed to the Company’s Securities and Corporate Governance Counsel. Any evidence of improper conduct, violations of laws, rules, regulations or this Code should be reported immediately. The Company will not allow retaliation against an employee or director for such a report made in good faith.

Employees are also expected to comply with our employment policies and procedures and other workplace rules we may from time to time communicate, all of which supplement this Code.

ETHICAL CONDUCT REQUIRED

Each director and employee is accountable to the Company and its stockholders for his or her actions, and for his or her strict compliance with this Code. Therefore, each director’s and each employee’s full compliance with this Code is mandatory. Each director and each employee is expected (i) to perform your duties for the Company in a manner reflecting the highest standards of integrity and honesty, and (ii) to foster an environment of integrity and honesty.  The Company believes that doing so will encourage all within the Company to appropriately and ethically address any issue presented to them, including actual or apparent conflicts of interest in personal and professional relationships involving the Company and its business.

SPECIFIC RESPONSIBILITIES

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All employees and directors must respect and obey all laws applicable to our business, including state and local laws in the areas in which the Company operates and applicable rules and regulations governing the activities and business of banking organizations and bank holding companies that have elected to be financial holding companies. Any questions as to the applicability of any law should be directed to the Company’s Securities and Corporate Governance Counsel.

INSIDER TRADING

The Company has a securities trading policy and all employees and directors must abide by its terms. This policy, among other things, provides that employees and directors may not buy or sell shares of the Company when they are in possession of material, non-public information. There may be occasions when a director or employee may become aware of certain facts related to the Company, such as earnings, expansion plans, potential acquisitions, or other situations (whether or not similar to the foregoing) which may reasonably be expected to be important to an investor. Until such information is disseminated to the general public through a press release or other public announcement, directors and employees are prohibited from either purchasing or selling Company stock using that information until 48 hours after the press release has been issued. They also are prohibited from passing on such information to others who might make an investment decision based on the inside information.

Employees and directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service with the Company.

Any questions as to whether information is material or has been adequately disclosed should be directed to the Company’s Securities and Corporate Governance Counsel.

CONFLICTS OF INTEREST

The Company’s directors and employees are expected to conduct their private business and personal activities in a manner that avoids conflicts of interest either with the Company or its customers. The appearance of a conflict of interest may be just as damaging as an actual conflict of interest and, therefore must be equally avoided. A conflict of interest occurs when the private interest of an employee or director or any member of such individual’s immediate family interferes, or appears to interfere, with the interests of the Company. Conflicts of interest can occur when an employee or director takes action or has interests that could reasonably be expected to make it difficult to make objective decisions on behalf of the Company or to perform his or her duties objectively and effectively.

Employees and directors should take great care to conduct themselves and all of their activities in such a manner so that their personal investments or other personal activities will not hinder the interest or reputation of the Company or affect their ability to honestly and ethically discharge their duties to the Company. In those cases where conflicts of interest do exist, or may appear to exist, the employee or director should disclose the situation and disqualify him or herself and permit other individuals to handle the matter.

Except as pre-approved by our Audit Committee, transactions that involve a conflict of interest are prohibited as a matter of corporate policy. Any employee or director who becomes aware of a conflict or potential conflict, or who has a question about whether a conflict exists, should bring it to the attention of the Company’s Securities and Corporate Governance Counsel.

CORPORATE OPPORTUNITIES

Employees and directors are prohibited from (a) taking for themselves personally any opportunities that arise through the use of corporate property, information or position, (b) using corporate property, information or position for personal gain, and (c) directly or indirectly competing with the Company. Employees and directors owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Employees and directors should maintain the confidentiality of information entrusted to them by the Company or its customers and suppliers that is not known to the general public, except when disclosure is authorized or legally mandated. “Confidential information” includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, and all information that is protected by applicable privacy laws. This obligation to protect confidential information does not cease when an employee or director leaves the Company. Any questions about whether information is confidential should be directed to the Company’s Securities and Corporate Governance Counsel.

FAIR DEALING

Each employee and director shall endeavor to deal fairly with all stockholders, directors, employees, competitors, suppliers and customers. No employee or director shall take unfair advantage of any other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

PROTECTION AND PROPER USE OF THE COMPANY’S ASSETS

All employees and directors have a duty to protect the Company’s assets and ensure the assets’ efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and the Company’s ability to properly serve its customers. The Company’s assets should be used only for legitimate business purposes and employees and directors should take measures to protect against their theft, damage or misuse. These assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Any unauthorized use or distribution of this information is a violation of this Code.

ACCURACY OF RECORDS AND REPORTING

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the matters to which they relate and must conform both to applicable legal requirements and to the Company’s system of internal controls. The making of false or misleading records or documentation is strictly prohibited. The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company’s document retention policies. Any questions about these policies should be directed to the Company’s Securities and Corporate Governance Counsel.

DISCLOSURE CONTROLS AND PROCEDURES

We are required by SEC rules to maintain effective “disclosure controls and procedures” so that financial and non-financial information we are required to report to the SEC is timely and accurately reported both to our senior management and in the filings we make. All employees are expected, within the scope of their employment duties, to support the effectiveness of our disclosure controls and procedures.

It is the policy of the Company to promote the full, fair, accurate, timely and understandable disclosure in reports and documents that we file or furnish with the SEC and otherwise communicate to the public. All Company accounting records, as well as reports produced from those records, must be in accordance with applicable laws and regulations, must fairly and accurately reflect the transactions or occurrences to which they relate and must accurately reflect, in reasonable detail, the Company’s assets, liabilities, revenues and expenses. Under no circumstances should Company records contain any false or intentionally misleading entries.

INTERACTION WITH PUBLIC OFFICIALS

When dealing with public officials, employees and directors must avoid any activity that is or appears illegal or unethical. The giving of gifts, including meals, entertainment, transportation and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees and directors must obtain pre-approval from the Company’s Securities and Corporate Governance Counsel before providing anything of value to a government official or employee. The foregoing does not apply to lawful personal political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

COMPLIANCE

We understand that no code or policy can address every scenario or answer every question. To ensure that all employees and directors can obtain prompt answers to their questions and inquiries, we have implemented the following policies and procedures.

SECURITIES AND CORPORATE GOVERNANCE COUNSEL

The Company’s Securities and Corporate Governance Counsel is William A. (Bill) Rogers, Jr. He may be reached at (512) 334-4601 or brogers@rwllp.com. If you wish to communicate any matter anonymously, the Company will maintain the confidentiality of your communication to the extent possible under the circumstances. You should mail written communications (with a notation that you intend the same to be confidential, if applicable), with or without indicating your name, address and telephone number, to William A. Rogers Jr., Rogers & Whitley, L.L.P., 2210 San Gabriel, Austin, TX 78705.

REPORTING VIOLATIONS

All employees are encouraged to speak with their supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. If those discussions do not result in an appropriate and ethical resolution of the problem, the employee should bring any continuing questions regarding the situation, this Code or possible violations of this Code to the attention of the Company’s Securities and Corporate Governance Counsel.

We encourage all employees to promptly report any actual or apparent violations of this Code. The Company does not permit retaliation or discrimination of any kind against employees who reasonably believe there has been possible illegal or unethical conduct and who in good faith report these concerns to the Company. However, it is a violation of our policy for any employee to communicate a report claiming illegal or unethical conduct which the employee knows to be false or misleading.

INVESTIGATIONS

Reported violations will be promptly investigated. The person reporting the violation should not conduct an investigation on his or her own. However, employees and directors are expected to cooperate fully with any investigation made by the Company or any of its representatives.

ACCOUNTABILITY

Directors and employees who violate this Code may be subject to disciplinary action. For employees, this disciplinary action may include termination of your employment with the Company. Knowledge of a violation and failure to promptly report or correct the violation may also subject an employee or director to disciplinary action.

Under circumstances deemed appropriate by the Company, the Company may elect to publicly disclose violations of this Code by employees or directors. In addition, some violations of this Code are illegal and may subject the employee or director to civil or criminal liability.

AMENDMENTS AND WAIVERS

Any amendment to this Code will only be effective following adoption of the amendment by the Board of Directors of the Company.

Any waiver of any provision of this Code made for the benefit of the Company’s directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions for the Company, may only be made by the Company’s Board of Directors, after consultation with the Company’s Securities and Corporate Governance Counsel. Any waiver of any provision of this Code made for the benefit of the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions for the Company, must be promptly disclosed in accordance with applicable Securities and Exchange Commission (“SEC”) requirements.

The Company’s chief executive officer or his designee has the authority to waive any provision of this Code with respect to the conduct of any other person. Any waiver of any provision of this Code should be promptly reported to the Audit Committee or the Board of Directors.

This Code of Ethics and any amendment to or waiver from a provision of this Code that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, shall be disclosed by posting such information on the Company’s Internet website at www.trbsinc.com.

CONCLUSION

All Company employees and directors have a duty to report any violations or suspected violations of this Code. Violations should be reported to the Company’s Securities and Corporate Governance Counsel. When reporting a possible violation, you will be protected from any employment discrimination, retaliation, or retribution provided that the report is made in good faith.

No code can cover every possible question regarding ethical behavior. In cases where you are unsure, you should direct any questions to the Company’s Securities and Corporate Governance Counsel. Our reputation for integrity is one of the cornerstones of the public’s faith and trust in the Company and, in that respect, is part of what provides us an opportunity to serve. Many financial institutions offer similar products; it is our directors and employees who distinguish our Company from the competition. A single person’s misconduct can do much to damage to a hard-earned reputation.

Any director or employee who ignores or violates any of the Company’s ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to disciplinary action. However, it is not the threat of discipline that should govern your actions. The Company expects you to share its belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for the Company to remain a highly regarded and reputable financial institution.